FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

PRESS CONTACT:
   Art Wilder

   TCSI Corporation, +1 510-749-8657
   awilder@tcsi.com



            TCSI APPOINTS YASUSHI FURUKAWA AS CHIEF EXECUTIVE OFFICER

ALAMEDA, CALIFORNIA - AUGUST 21, 2000 - The Board of Directors of TCSI Corporation (Nasdaq: TCSI), a leading provider of software for the global telecommunications industry, today announced the appointment of Yasushi Furukawa as President and Chief Executive Officer. He replaces Norman E. Friedmann, Ph.D., who has served as interim Chief Executive Officer since December 1999.

Mr. Furukawa brings 17 years of extensive telecom, Internet, multimedia and global operations experience to this position. Since 1996, Mr. Furukawa has been President, Chief Executive Officer and Founder of USAsiaCom, Inc., an Atlanta-based provider of turnkey broadband network solutions for Internet infrastructure related projects worldwide. From 1989 to 1996, Mr. Furukawa was Executive Vice President of JBTV International, Inc., a telecom network service carrier, where he was responsible for global operations. Mr. Furukawa, a native of Tokyo, Japan, has spent the past 11 years in the United States gaining valuable management experience in the converging communications industry, including startup, initial public offering, and high profile partnerships with communications service providers and OEMs. Mr. Furukawa holds a Bachelor of Arts degree in Communications from Nihon University.

"I am very pleased that we were able to attract such a strong candidate to permanently fill the Chief Executive Officer position," said Mr. Friedmann. "His breadth of experience and affiliations with potential partners, should help us realize the full revenue potential for our superior, cost effective telecom software products and services."

"I'm excited to be joining the TCSI team," said Mr. Furukawa. "I am impressed that for the past 17 years TCSI has delivered carrier-class software and services to its customers, building its reputation as a technology leader. With its truly innovative technology, products and services, I believe the Company is prepared to take advantage of the growing global telecom market. My goal is to take TCSI to that next level to meet the changing worldwide dynamics of our industry. I believe that our investors, customers and partners will appreciate the significant undertaking that is about to unfold. "

ABOUT TCSI CORPORATION

TCSI (Nasdaq: TCSI) is a leading provider of software products and services for the global telecom industry. TCSI's solutions enable telecom service providers, equipment manufacturers, enterprise network users, and systems integrators to rapidly deploy and manage network infrastructure and services. The WorldWin(R) product line provides integrated OSS solutions, including provisioning and service assurance for emerging service providers worldwide. The InExchange(R) and IncomeConnect(R) mediation products have a rich heritage in the telecommunications industry, and continue to offer proven solutions to meet the demands of the emerging and established communications service providers.

The Catalant(R) and SolutionCore(R) product lines offer carrier-class network management application and platform capabilities, targeting next generation voice, data and wireless networks. The WorldWin(R) and IncomeConnect(R) product lines provide integrated Operations Support System solutions, including provisioning, service assurance and billing mediation functionality, for emerging service providers worldwide. TCSI is located in Alameda, California, with offices throughout North America, Europe, and the Pacific Rim. For more information visit http://www.tcsi.com, or call us at +1 510-749-8500.

This press release contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the following: that TCSI will not be able to realize its full revenue potential and that TCSI will not be able to take advantage of the growing telecom market. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.